Exhibit 99.1

Galectin Therapeutics Releases Richard E. Uihlein’s Open Letter to Stockholders

NORCROSS, Ga. (March 6, 2019) – Galectin Therapeutics Inc. (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins, today released this open letter to stockholders written by its Board Chair Richard E. Uihlein. The letter reads as follows:

Dear Fellow Stockholder:

As Chairman of Galectin Therapeutics and its largest individual shareholder, I wanted to address you directly.

As you may know, I have been on the board for slightly over a year and Chairman since May 2018. While my message relates primarily to the Company’s Rights Offering that was announced today, I also thought it was important to share some of my other thoughts about the Company.

Before I speak about anything else, I would like to categorically state that I believe in free market capitalism and its inherent power to improve and save lives. No other system has proven to possess this ability, and in fact other systems tend to yield the opposite result. My belief in the power of free market capitalism extends from technical innovation to transparency in most aspects of society. I intend to cover both aspects as they relate to Galectin Therapeutics.

My involvement in the Company spans many years. Like many of you, I was drawn to this investment not only for its potential return, but also for its goal to save and change lives. And now that we prepare to commence our NASH-RX Phase 3 clinical trial of GR-MD-02, I hope to use the power of our free market system to that end.

In the past and before I became a member of the Board my large investments in the Company were not effectuated in public offerings. While these investments were transparent after their completion, and I believe fairly priced, I have learned that other stockholders have expressed that they would like to have been offered the same opportunity to invest and receive the warrant coverage provided in those transactions, which was typical in non-public offerings. Regardless of the past, today the Company under my board leadership is going to change the trajectory of our equity raises, and I believe in doing so we will change how we are perceived in the market.

The Rights Offering we are announcing today will achieve several goals. First, as Chairman and an investor, I am growing impatient with the perception by some that we lack the wherewithal to launch and manage a Phase 3 clinical trial. This Rights Offering responds to that concern and is the lead and critical first step in the financial plan to fund the trial.

I am proud of our Board, our management team, our employees and our researchers for their accomplishments and the hard work that they have done to get us to this point. I also appreciate the dedication and commitment of patients who participated in our year-long Phase 2 trial and of the clinical investigators who have helped us in the development, design and execution of our past trials and who have and will continue to work with us in the design and conduct of this Phase 3 trial. I am also appreciative of the fact that we have many long-standing stockholders who have stayed with the Company over the years. With this last point in mind, there is simply no way I am going to allow a massive dilution of our stock at this point without first affording an opportunity to all of our stockholders, large and small, to maintain their pro-rata ownership. While I can’t assure you that some type of traditional institutional financing won’t ever occur in the future, at this time we are not going to pursue that path. In many cases with companies like ours, financings require large discounts to market and very significant warrant coverage. My goal is to limit that dilution.

Instead, I want to invite you, my co-investors, to invest along side of me. The Registration Statement filed today details the offer and the risks. When it goes effective, a copy will be sent to you or your broker. You should read it carefully. In this Rights Offering, all stockholders, pro-rata, will have the same deal and the same opportunity. Through it every stockholder on the record date, which we have not yet set, will have the ability to help fund our trial, and by doing so offset the dilution that the stockholder would otherwise realize. Potential new investors will have to purchase shares in the open market and hold them on the record date to participate in the rights offering. Stockholders participating will also obtain modest warrant coverage. In addition, stockholders will have the ability to oversubscribe so as to purchase the shares and obtain the warrants offered to stockholders who elect not to participate.

My intention is to personally subscribe $20 million dollars in this offering. This would be a significant portion of the total we hope to raise in this round.

In my new role as Chairman, I have another goal I want to achieve. As Chairman of my private company, I always strive to take an equitable approach to my shareholders, my family, and my employees. As Chairman of Galectin Therapeutics, it is my full intention to treat you with the same respect. I hope this Rights Offering not only demonstrates this but changes the public perception of our Company. I am listening to you, and together we can put the Company in a financial position so that it can embark on the Phase 3 Clinical trial that we hope will demonstrate the efficacy of our drug candidate, GR-MD-02.

If there are questions or comments, I invite you to reach out to me via email to chairman@galectintherapeutics.com or phone at 1 (202) 450-8142.

Sincerely,

Richard E. Uihlein

About Galectin Therapeutics

Galectin Therapeutics is dedicated to developing novel therapies to improve the lives of patients with chronic liver disease and cancer. Galectin’s lead drug (GR-MD-02) is a carbohydrate-based drug that inhibits the galectin-3 protein which is directly involved in multiple inflammatory, fibrotic, and malignant diseases. The lead development program is in non-alcoholic steatohepatitis (NASH) with cirrhosis, the most advanced form of NASH related fibrosis. This is the most common liver disease and one of the largest drug development opportunities available today. Additional development programs are in treatment of severe atopic dermatitis, moderate-to-severe plaque psoriasis, and in combination immunotherapy for advanced melanoma and other malignancies; advancement of these additional clinical programs is largely dependent on finding a suitable partner. Galectin seeks to leverage extensive scientific and development expertise as well as established relationships with external sources to achieve cost-effective and efficient development. Additional information is available at www.galectintherapeutics.com.

About Richard E. Uihlein

Richard E. Uihlein, a director since 2017, co-founded Uline, Inc. (a leading distributor of shipping, packaging and industrial supplies) in 1980, and has served as its Chief Executive Officer and Chairman since its founding. Prior to founding Uline Inc., Mr. Uihlein was employed at General Bindings Corp., Northbrook, IL from 1967 to 1980. Mr. Uihlein graduated from Stanford University, Palo Alto, CA. with a BA degree in history in 1967.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect”, “intend” and others. They are based on management’s current expectations and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the statements. These statements include those regarding the hope that Galectin’s development program for GR-MD-02 will lead to the first therapy for the treatment of fatty liver disease with cirrhosis and those regarding the hope that our lead compounds will be successful in the treatment of severe atopic dermatitis, moderate-to-severe plaque psoriasis and in cancer immunotherapy and in other therapeutic indications. Factors that could cause actual performance to differ materially from those discussed in the forward-looking statements include, among others, that Galectin may not be successful in developing effective treatments and/or obtaining the requisite approvals for the use of GR-MD-02 or any of its other drugs in development; the Company may not be successful in scaling up manufacturing and meeting requirements related to chemistry, manufacturing and control matters; the Company’s currently planned clinical trial and any future clinical studies may not produce positive results in a timely fashion, if at all, and could prove time consuming and costly; plans regarding development, approval and marketing of any of Galectin’s drugs are subject to change at any time based on the changing needs of the Company as determined by management and regulatory agencies; regardless of the results of any of its development programs, Galectin may be unsuccessful in developing partnerships with other companies or raising additional capital that would allow it to further develop and/or fund any studies or trials. Galectin has incurred operating losses since inception, and its ability to successfully develop and market drugs may be impacted by its ability to manage costs and finance continuing operations. For a discussion of additional factors impacting Galectin’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause its views to change, management disclaims any obligation to update forward-looking statements.

Contact:

Jack Callicutt, Chief Financial Officer

(678) 620-3186

ir@galectintherapeutics.com.

Galectin Therapeutics and its associated logo is a registered trademark of Galectin Therapeutics Inc.

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